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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                               FORM 8-K

                            CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  December 7, 1999




                            IMC GLOBAL INC.
        (Exact name of Registrant as specified in its charter)


                    Commission File Number: 1-9759



             Delaware                           36-3492467
 (State or other jurisdiction of      (I.R.S. Employer Identification
  incorporation or organization)                   No.)


        2100 Sanders Road                          60062
       Northbrook, Illinois                     (Zip Code)
 (Address of principal executive
             offices)


  Registrant's telephone number, including area code:  (847)272-9200



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Item 5.  Other Events.

         The following is the text of a press release issued by IMC Global Inc. on December 7, 1999.

            IMC Global to Record Estimated Fourth Quarter After-tax Special Charges Totaling $825 Million; Estimated Pre-tax Savings of $70 Million to Benefit Earnings Per Share by About $0.40 Annually.

            NORTHBROOK, IL, December 7, 1999 -- IMC Global (NYSE: IGL) announced today that it will record estimated after-tax special charges totaling $825 million in the fourth quarter of 1999. The charges result primarily from: the rightsizing and restructuring of business unit operations and corporate headquarters; a goodwill write-off of approximately $525 million; and, the exit of non-core businesses, as part of a major financial improvement program previously disclosed. The after-tax cash cost of special charges is projected to be about $100 million, with approximately $70 million affecting 2000.

            The sweeping program will provide estimated annual pre-tax savings of about $70 million, or $0.40 per share. Approximately 70 percent of the savings will be generated from rightsizing and cost reduction initiatives. These include a Company-wide job reduction of about 850 positions, the implementation of which begins today and will generate over half of the total annual savings.

            After giving effect to the minority interest of Phosphate Resource Partners Limited Partnership (NYSE: PLP) in the phosphate business and oil and gas program, IMC Global's net special charges are estimated at $780 million after-tax, or $6.81 per share, with a first-year after-tax cash cost of $65 million. IMC Global is the administrative managing general partner and 51.6 percent owner of PLP.

            "We are delivering on our commitment to simplify and focus our Company on four core businesses, rightsize and restructure for current and future industry conditions through significant cost and asset reductions, and bolster our ongoing earnings, return on assets, and free cash flow," said Douglas A. Pertz, President and Chief Executive Officer of IMC Global. "This comprehensive and aggressive program is very strong and necessary medicine to take during this difficult industry climate, including a weak North American farm economy and significantly depressed phosphate selling prices.

            "Importantly, because of our leaner organizational structure and smaller asset base, IMC Global will now be more strongly leveraged to maximize our earnings and returns, and increase shareholder value as market conditions begin to improve," Pertz stressed. "At the same time, we are implementing Company-wide continuous improvement programs and systems to increase the efficiency and productivity of our reduced workforce and foster a climate driven for excellence, action and innovation, and focused results."

            The   expected  1999  fourth  quarter  special  charges  are
            outlined below in three primary categories:

            1.  Business Unit and Corporate Rightsizing and Other Charges

                A pre-tax charge of approximately $230 million, or $150 million after-tax, will be recorded for rightsizing and restructuring actions in the IMC Phosphates, IMC Potash, IMC Salt and IMC Chemicals business units and at corporate headquarters. Approximately two-thirds of this charge relates to IMC Phosphates. The charge reflects: (a) asset write-offs including those associated with previously announced closures of three phosphate facilities, the write-off of resulting excess and scrap inventory and redundant tangible assets; (b) costs for job eliminations, facility demolitions and closures, and environmental remediation; and (c) other charges. The phosphate mine and plant closures result from a facilities optimization program that will reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities.

            2.  Goodwill Writedown from Recent Transactions

                IMC Global has elected to change its method of accounting for evaluating the recovery of goodwill that resulted primarily from the merger with Freeport-McMoRan Inc. in December 1997 and the acquisition of Harris Chemicals Group in April 1998. This change, from an undiscounted cash flow basis to a discounted cash flow basis, will result in a total non-cash charge of approximately $525 million, with no tax benefit. This charge will significantly improve IMC Global's return on assets while benefiting annual earnings per share by about $0.11. About 80 percent of the $525 million goodwill writedown relates to the Freeport-McMoRan merger, with the balance associated with the impairment of the goodwill associated with the IMC Potash solar evaporation operation in Ogden, Utah acquired in the Harris Chemicals Group transaction.

            3.  Exiting Non-Core Businesses

                The Company's previously announced plan to sell or spin off its IMC Chemicals soda ash unit and exit the oil and gas business will result in a total after-tax charge estimated at $150 million. Effective with the fourth quarter of 1999, IMC Chemicals and the Company's oil and
                gas   operations   will  be  classified  as   discontinued
                businesses. As a result, the Company's quarterly and full-year results will be restated.

            In addition to the annual savings from the restructuring program described above, Pertz noted that IMC Global will continue to generate operating cost benefits from its Project Profit phosphate initiative that is on target to achieve at least $100 million in cost savings over the two-year period ending December 31, 2000, with more than $50 million to be realized in 1999.

            Pertz added that IMC Global recently announced further significant production cutbacks in its phosphate business in response to continued low industry demand and a reduction of potash production rates in the fourth quarter in an ongoing program to balance global supply and demand.

            Consistent with a key objective to increase free cash flow even during a challenging business climate, Pertz said IMC Global has reduced net capital expenditures in 1999 to about $260 million from $328 million in 1998 and will do so by a similar or greater year-over-year amount in 2000.

            "We are seizing opportunities to increase shareholder value by streamlining and enhancing our operations and increasing our free cash flow, areas which we can control even during major downturns in the agricultural and phosphate cycles," Pertz concluded. "We have quickened the pace of change, taking forceful and positive actions consistent with our strategic objectives to be the low-cost producer, achieve world-class customer service and become truly global."

            IMC Global is one of the world's leading producers and suppliers of agricultural products and salt. With 1998 revenues and EBITDA of $2.7 billion and $826 million, respectively, the Company is among the world's largest producers and marketers of phosphate and potash crop nutrients, salt and animal feed ingredients. For more information, visit IMC Global's Web site at www.imcglobal.com.

            This news release contains forward-looking statements that involve risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions in localities where the Company operates; weather conditions; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies or raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing and marketing of products; difficulties or delays in receiving required governmental and regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties rationalizing acquired businesses and in realizing related cost savings and other benefits; the effects of and changes in trade, monetary and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal, including environmental, and administrative proceedings involving the Company; the completion of the Company's Year 2000 Program; and the other risk factors reported from time to time in the Company's SEC reports.


                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          IMC GLOBAL INC.


                                          /s/   J. Bradford James
                                          -----------------------------
                                          J. Bradford James
                                          Executive Vice President and
                                          Chief Financial Officer


Date:  December 22, 1999